Exhibit 99.1

NRC NEWS
U.S. NUCLEAR REGULATORY COMMISSION
Office of Public Affairs, Region IV
611 Ryan Plaza Drive — Suite 400
Arlington, TX 76011-4005

No. IV-07-003	February 22, 2007
Contact: Victor Dricks	E-Mail: opa4@nrc.gov
Phone: 817-860-8128
NRC ISSUES “WHITE” FINDING AT PALO VERDE NUCLEAR PLANT
          The Nuclear Regulatory Commission has determined that an inspection finding at the Palo Verde Nuclear Generating Station regarding operability of emergency diesel generators is of “white” or low to moderate safety significance. The facility is operated by Arizona Public Service Co., near Wintersburg, Ariz.

       “This finding was caused by performance deficiencies similar to others noted by NRC at Palo Verde since 2004,” Region IV Administrator Bruce Mallett said. “The NRC will determine the appropriate follow-up actions to ensure performance improvements at Palo Verde.”

         Following testing failures on July 25 and Sept. 22, an NRC special inspection identified problems in an electrical relay that rendered the emergency diesel generator non-functional for approximately 18 days during 2006.
          Under the NRCs reactor oversight process, inspection findings are evaluated under a significance determination process and assigned a color that indicates its safety significance. Findings with very low safety significance are labeled “green.” “White” findings have low to moderate safety significance, “yellow” findings have substantial safety significance, and “red” findings have high safety significance.
          A preliminary “white” finding was described in a Dec. 6 inspection report. The letter transmitting the report provided the company with an opportunity to either request a regulatory conference to discuss the issue or to respond in writing.
          During a regulatory conference with the NRC on Jan. 16, APS officials admitted violations of NRC requirements but maintained they were of very low safety significance. After review, the NRC has characterized the violations as a single “white” finding, of low to moderate safety significance.

          “Diesel generators are critical components of every nuclear power plant’s defense in depth and are relied upon to supply power to key safety systems during an emergency should the need arise,” Mallett said. “The NRC has very rigorous requirements designed to ensure that this equipment is properly maintained and capable of performing its safety function if called upon to do so. APS did not do this, and this failure is similar to others identified in numerous inspection findings and assessments since 2004. We will determine whether additional inspections, increased oversight and other regulatory actions are appropriate.”
          The company has 30 days to appeal the NRC staff’s determination of the “white” finding, which requires additional oversight of the plant.
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